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2001 Annual Report

COMPANY MISSION

Our mission is to grow strategically and profitably by converting polluting wastes into valuable renewable energy sources that will help move America into a healthy and energy independent 21st century.

Environmental Power Corporation (POWR), a leader in the renewable energy field, was established in 1982 and has a track record of success in development of hydroelectric plants, municipal waste projects, and waste-coal fired generating facilities. Historically, POWR sold its projects, either during development or at completion. Currently, we own a 22-year leasehold interest in the 83 MW waste coal fired Scrubgrass Generating Facility in Pennsylvania. Scrubgrass, the recipient of numerous environmental awards, is expected to save the Commonwealth of Pennsylvania over $20 million in clean-up costs by burning thousands of tons of waste coal. Rather than remaining a mega-source of acid mine drainage, this waste coal now supplies electricity to approximately 83,000 homes.

With a vision for the future and in keeping with our mission, POWR recently acquired Microgy Cogeneration Systems, Inc. This acquisition brought POWR the exclusive North American license for an anaerobic digestion technology which is a leader in efficient production of renewable energy generated by methane extracted from animal wastes.

This technology addresses two critical needs - the need for agricultural pollution control products to reduce groundwater contamination and the need to create renewable energy sources which improve air quality. POWR's goal is to build hundreds and perhaps thousands of these facilities at dairy and swine farms throughout the United States and internationally in our territory in the coming years.

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2001 Annual Report

THE BUSINESS TO DATE:

Shortly after our founding in 1982, we became an independent developer of electrical generating facilities powered by non-commodity fuels and renewable energy sources. Our power generating facilities have always used alternative fuels, most of which are wastes and therefore are not subject to the same cost fluctuations as traditional fuels. Historically, we sold our projects, either in development or at completion. However, POWR has retained, as lessee, the operating interest in the 83 MW, waste coal fired Scrubgrass facility in Kennerdell, PA. Scrubgrass is the two time winner of Pennsylvania's Governor Award for Environmental Excellence as well as three other environmental awards. It is expected to save the state over $20 million in clean-up costs by consuming annually over 600,000 tons of water polluting wastes while creating electricity for 83,000 homes.

POWR'S RECORD OF ACCOMPLISHMENT:

* Pioneered tax-exempt credit enhanced, variable rate financing for independent power projects.

* First independent power developer to do non-credit enhanced tax exempt project debt.

* Signed some of the earliest Power Sales Contracts under the Federal Public Utility Regulatory Act of 1978 - writing the first contract in Vermont with the Vermont Power Xchange and among the earliest contracts in Pennsylvania, Maine and Utah.

*    Recognition for environmental excellence:

     * Three Rivers Environmental Award Finalist, by the Pennsylvania Environmental Council (1996)

     *    Governor's Award for Environmental Excellence, State of Pennsylvania
          (1998)

     * Joseph P. Kearney Environmental Award for Excellence and Stewardship, PG&E National Energy Group (1999)

     * Governor's Award for Environmental Excellence in Pollution Prevention, State of Pennsylvania (2000)

     *    Three Rivers Environmental Award for Environmental Stewardship (2000)

THE OPPORTUNITY:

The world has focused sharply on the environment over the last decade. Concerns over water and air pollution have created market needs, and POWR is prepared to address them. We have an opportunity to address the needs for pollution mitigation in both the agricultural markets and energy markets. In the former, large animal feeding operations will need pollution control equipment and services to address water pollution concerns. In the latter, electric utilities need thousands of megawatts of renewable energy to meet consumer demand and concerns over air pollution and the depletion of natural resources.

THE BUSINESS TOMORROW:

The Company intends to build, sell and operate facilities that will be based upon anaerobic digester technology licensed by Microgy, our subsidiary. We have the special capability of providing control of both air and water pollution which in the past has had a cost attached to it. The advanced benefits of our technology allows our facilities to generate revenues from power generation and to change farm pollution control from cost-based to profit making. We will provide our customers, who are farms and farm groups, with a profit making solution to their pollution problems.

We will deliver a packaged "product" that includes a completely constructed facility, completed power contract with financing options available and contracts for management, operations and maintenance services. Our complete solution turns the cost of controlling pollution into an economic asset - literally converting manure into money

                                                 Environmental Power Corporation

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THE MARKETS: POWR plans to serve 4 markets:
Agricultural Markets - Our facilities will be sold to and installed at large dairy and swine farms and produce renewable electricity for sale to the grid.

Energy Markets - Generation of revenues from the sale of electrical energy in the form of firm, peak power can create a profit center rather than a cost for the farmer.

Renewable Energy Markets - With renewable power growing at 40% annually, we believe this special niche in the vast electricity marketplace can be served by POWR with the advantage of premier rates for its electricity generation.

Pollution Offset Trading Markets - These young and burgeoning markets have grown from private initiatives and EPA sponsored pollution allowance certification programs to become significant factors today and exciting prospective marketplaces for tomorrow. POWR's facilities are expected to produce tradeable reductions of greenhouse gases as well as water contaminants.

THE TECHNOLOGY:

Anaerobic digestion is a biochemical process in which microbes break down organic material into inorganic compounds in an environment void of molecular oxygen. Methane is one of the products of decomposition and makes up 60% to 70% of the resulting biogas. The biogas can be used to generate power and, as a cogeneration facility, provide heating, and refrigeration. Valuable bio-solid byproducts such as fertilizers, animal bedding and compost can also be produced. Our facilities will consist of one or more digester tanks that are large welded steel tanks. The internal environment of the digester is monitored and controlled to efficiently produce methane rich biogas. The methane-rich biogas is stored in a dual membrane, inflatable storage bladder and each digester site is designed with storage capability to operate around the clock or during peak power demand periods, as the market dictates.

TECHNOLOGY BENEFITS

* High Efficiency Anaerobic Digestion Technology - According to experts our licensed technology produces nearly 2 times more biogas on average than similar European digester systems and up to 5 times more than other anaerobic digestion technologies.

* Renewable Energy Shaped to the Electricity Markets - We believe that our ability to commit delivery of reliable firm, peak, utility grade power from a renewable resource will distinguish POWR from other forms of renewable energy.

* Proven Technology - Nearly 15 years of successful performance with more than 20 operating systems in place in Europe.

Environmental Power Corporation